FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC. RESPONDS TO AMENDED

13D FILING OF CLARUS CAPITAL

RACINE, WISCONSIN – September 26, 2007. Twin Disc, Inc. (NASDAQ: TWIN), today responded to the filing by Clarus Capital Group Management, LLP (“Clarus Capital”) of an amendment to the Schedule 13D previously filed by Clarus Capital with the Securities and Exchange Commission on September 11, 2007. In the amendment, Clarus Capital responds to a press release issued by the Company on September 12, 2007 following the initial 13D. Clarus Capital maintains that the Company’s press release was misleading, and reiterates prior contentions that the Company is undervalued.

     Michael E. Batten, Chairman, President and Chief Executive Officer of the Company, replied to Clarus Capital’s latest filing: “We believe that our press release issued on September 12 was fair and accurate. Our focus is on maximizing long-term value for all of our shareholders, including Clarus Capital. The Company’s management and board of directors continue their ongoing efforts in various initiatives designed to achieve that goal, many of which were outlined in that previous press release.”

     Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.